Exhibit 99.1

Pure Cycle Announces Financial Results

For Three and Nine Months Ended May 31, 2023

DENVER, CO / ACCESSWIRE / July 12, 2023 – Pure Cycle Corporation (NASDAQ Capital Market: PCYO) announced its financial results for the three and nine months ended May 31, 2023. Pure Cycle posted its seventeenth consecutive fiscal quarter with positive net income. Pure Cycle continues to develop its Sky Ranch Master Planned Community with nearly 200 new homes started in Phase 2A and the start of construction of the next 211 lots in Phase 2B. In addition to our lots for sale, we continue to build homes for our own portfolio of single-family rentals, with four homes built and rented in Phase 1, and 10 homes under construction in Phase 2A (six of these homes were finished and rented after May 31, 2023). In addition, industrial water sales to oil and gas operations saw tremendous growth which generated the highest revenues we have posted for that customer base. Highlights for the three and nine months ended May 31, 2023, are presented below.

Highlights

➢	Revenues for the three and nine months ended May 31, 2023 of $6.9 million and $11.2 million, which drove pre-tax income of $4.4 million and $5.0 million;
➢	Net income for the three and nine months ended May 31, 2023 of $3.3 million and $3.6 million;
➢	EBITDA for the three and nine months ended May 31, 2023 of $5.0 million and $6.7 million (see table below for reconciliation of net income to EBITDA);
➢	Cash totaled $26.0 million at May 31, 2023;
➢	During the three and nine months ended May 31, 2023, we delivered 183.6 million gallons and 262.6 million gallons of water.

“Despite interest rates pressuring the housing market, our Sky Ranch community continues to grow and attract residents with its affordable prices and great location directly off Interstate 70,” commented Mr. Harding, CEO of Pure Cycle. “As interest rates continue to rise and housing prices stabilize, our homebuilding partners at Sky Ranch continue to offer affordable products, thanks in large part to our affordable lots. Couple that with our ability to build low-cost rental units that we have been able to rent quickly at good rates, and Sky Ranch once again leads our growth expectations,” concluded Mr. Harding.

Financial Summary

Revenue

For the three months ended May 31, 2023, we posted $6.9 million of revenue compared to $3.2 million for the same period in 2022. The increase was due to a record level of water sales to oil and gas operators and the start of the Phase 2B construction at Sky Ranch (Phase 2A is nearly 90% complete as of May 31, 2023 while Phase 2B is about 21% complete). For the nine months ended May 31, 2023, we posted revenues of $11.2 million compared to $12.1 million for the comparable period in 2022. This slight decline was mainly due to lot sales being higher in 2022, which is due to timing of construction activities. The nine months ended May 31, 2023, was impacted by a very high precipitation year and the housing market headwinds which delayed some of our construction activity. We anticipate the summer months generating increased lot sale revenue due to seasonal construction activity.

For the three months ended May 31, 2023 and 2022, we generated $1.3 million and $1.3 million in tap fees. For the nine months ended May 31, 2023 and 2022, we generated $2.4 million and $2.4 million in tap fees. These taps were sold predominately at our Sky Ranch community where we have sold a total of 840 water and wastewater taps since we began developing Sky Ranch in 2017 (14 of these taps were for our single-family rental business). Posting a consistent level of tap sales despite the headwinds in the housing market is indicative of the level of interest in home sales at Sky Ranch.

As of May 31, 2023, the single-family rental business has four homes built and rented in Phase 1 of Sky Ranch and 10 homes under construction in Phase 2A. After May 31, 2023, we completed and rented six of the units in Phase 2A with the remaining four expected to be completed around the end of August 2023.  As noted in the prior quarter, due to the overwhelming demand for rental units at Sky Ranch, we increased the number of lots to be used in our single-family rental business from 55 to 69 in Phase 1 and Phase 2 of Sky Ranch.

Profitability

We continue our profitability as shown in the table below:

	Three Months Ended		Nine Months Ended
(In thousands)	May 31, 2023	May 31, 2022	May 31, 2023	May 31, 2022
Net Income	$3,295	$837	$3,643	$4,044
Add back:
Interest expense	52	31	149	52
Taxes	1,124	246	1,344	1,224
Depreciation / amortization	518	444	1,594	1,332
EBITDA	$4,989	$1,558	$6,730	$6,652

Fully diluted earnings per share	$0.14	$0.03	$0.15	$0.17

“The resurgence of oil and gas operations in our service area added a tremendous boost to our income for the periods presented,” commented Kevin McNeill, CFO of Pure Cycle. “Despite the rainiest spring on record, which impacts our construction activities and timing of our lot deliveries, with oil and gas water sales, strong demand at Sky Ranch due to well-priced lots, and continued interest in our rental business, we believe we are going to finish the fiscal year strong,” concluded Mr. McNeill.

Working Capital

We reported working capital (current assets less current liabilities) of $23.8 million as of May 31, 2023, with $26.0 million of cash.

Operational Summary

Water and Wastewater Resource Development

For the three and nine months ended May 31, 2023, residential water usage revenue increased over 2022 mainly due to new home sales in Sky Ranch which adds customers to our water and wastewater operations. For the three months ended May 31, 2023 compared to 2022, commercial water usage revenue increased due to increased water sales to oil and gas operators for use in drilling operations, which we believe will continue at a high level through the remainder of our fiscal 2023. For the nine months ended May 31, 2023, commercial water sales were consistent with 2022.

For the three and nine months ended May 31, 2023, water and wastewater tap sales remained relatively consistent with 2022 due to timing of closings at Sky Ranch. Tap sales are driven by builders obtaining building permits in anticipation of home construction. We believe this is a good indicator of the continued steady sales and interest in Sky Ranch.

Early in fiscal 2023, we continued our acquisition of water rights with the acquisition of three deep water wells in the Lost Creek Basin for $0.3 million, which will be added to our other Lost Creek Water and eventually transferred to the Denver market for use in our Denver service area.

Land Development

Despite the challenges with the weather and housing market, for the three months ended May 31, 2023, lot sales revenue increased as compared to 2022. This was mainly due to 2023 having two phases under construction (Phase 2A and Phase 2B). Revenue for lot sales is recognized over time with progress measured using the percent of completion method.

For the nine months ended May 31, 2023, lot sales revenue decreased as compared to 2022. This was mainly due to the timing of development activities at Sky Ranch which was impacted by the weather and pressures on the overall housing market. The price per lot for delivered lots in Phase 2 increased an average of 40% over Phase 1. Revenue for lot sales is recognized over time with progress measured under the percent of completion method; therefore, revenue will fluctuate due to the timing of construction activities. Additionally, lot sale revenue declined as we delayed the start of Phase 2B by a few months due to the increased pressures on the housing market in late 2022. We believe lot sale revenues will pick up pace throughout the remainder of our fiscal 2023 as we are in the summer months, which are the best months for construction activities.

Single Family Rentals

In 2021, we built three homes that were rented to separate families effective November 1, 2021. In the first quarter of fiscal 2022, we contracted for the construction of a fourth rental home, which was completed and rented in December 2022. In the third quarter of fiscal 2022, we contracted for the construction of 10 rental units in Phase 2A, six of which were completed and rented after May 31, 2023, and the remaining four we believe will be ready for rental around the end of our fiscal 2023. Additionally, we broke ground on Phase 2B this quarter, which has 211 lots in total, of which we retained 17 for use in our single-family rental business.

Earnings Call Information

Pure Cycle will host a conference call on Thursday July 13, 2023, at 8:30AM Eastern (6:30AM Mountain) to discuss the financial results and answer questions. Call details are presented below. We will post a detailed slide presentation, which provides an overview of Pure Cycle and presents summary financial results on our website which can be accessed at www.purecyclewater.com.

When: 8:30AM Eastern (6:30AM Mountain) on July 13, 2023

Call in number: 888-506-0062 (access code: 943198)

International call-in number: 973-528-0011 (access code: 943198)

Replay numbers: 877-481-4010 | 919-882-2331 (passcode: 48662)

Replay available until: July 23, 2023 at 8:30AM ET

Event link:https://www.webcaster4.com/Webcast/Page/2247/48662

Other Important Information

Pure Cycle will be hosting its annual investor day on July 19, 2023. Please see the Investor section of our website for more information and how to RSVP for the tour and/or the Q&A session via Teams.

Our CEO Mark Harding will be presenting at the IDEAS conference on August 24, 2023, so stay tuned for additional information on that conference.

The table below presents our unaudited results of operations for the periods noted:

	Three Months Ended		Nine Months Ended
(In thousands, except share information)	May 31, 2023	May 31, 2022	May 31, 2023	May 31, 2022
Revenues:
Metered water usage from:
Municipal customers	$145	$94	$349	$274
Commercial customers	2,145	549	2,596	2,686
Wastewater treatment fees	75	66	216	185
Water and wastewater tap fees	1,256	1,273	2,400	2,447
Lot sales	3,160	1,070	5,064	5,644
Project management fees	42	81	173	529
Single-family rentals	34	25	90	59
Special facility projects and other	22	29	321	299
Total revenues	6,879	3,187	11,209	12,123

Expenses:
Water service operations	576	560	1,457	1,419
Wastewater service operations	96	109	350	337
Land development construction costs	951	222	1,282	1,048
Project management costs	81	66	227	112
Single-family rental costs	24	9	53	16
Depletion and depreciation	407	349	1,246	1,055
Other	71	79	318	298
Total cost of revenues	2,206	1,394	4,933	4,285

General and administrative expenses	805	1,074	3,900	3,950
Depreciation	111	95	348	277
Operating (loss) income	3,757	624	2,028	3,611

Other income (expense):
Interest income - related party	331	305	841	1,196
Interest income - Investments	281	5	727	8
Oil and gas royalty income, net	44	123	227	330
Oil and gas lease income, net	18	47	56	143
Other, net	40	10	1,257	32
Interest expense, net	(52)	(31)	(149)	(52)
Income from operations before income taxes	4,419	1,083	4,987	5,268
Income tax expense	1,124	246	1,344	1,224
Net income	$3,295	$837	$3,643	$4,044

Earnings per common share - basic and diluted
Basic	$0.14	$0.03	$0.15	$0.17
Diluted	$0.14	$0.03	$0.15	$0.17
Weighted average common shares outstanding:
Basic	24,054,843	23,970,290	24,021,582	23,944,394
Diluted	24,166,344	24,124,586	24,131,621	24,183,500

The following table presents our consolidated financial position as of the dates shown:

(In thousands, except shares)	May 31, 2023	August 31, 2022
ASSETS:	(unaudited)
Current assets:
Cash and cash equivalents	$26,000	$34,894
Trade accounts receivable, net	2,671	2,425
Land under development	721	—
Income taxes receivable	190	—
Prepaid expenses and other assets	392	467
Total current assets	29,974	37,786
Restricted cash	2,332	2,328
Investments in water and water systems, net	58,146	58,763
Construction in progress	4,929	1,224
Single-family rental units	1,395	975
Land and mineral rights:
Held for development	4,996	6,773
Held for investment purposes	451	451
Other assets	1,343	2,463
Notes receivable – related parties, including accrued interest
Reimbursable public improvements and project management fees	23,118	17,208
Other	1,397	1,120
Operating leases - right of use assets	84	138
Total assets	$128,165	$129,229

LIABILITIES:
Current liabilities:
Accounts payable	$905	$849
Accrued liabilities	1,174	2,029
Accrued liabilities – related parties	569	560
Income taxes payable	—	2,530
Deferred lot sale revenues	3,475	4,275
Deferred water sales revenues	13	570
Debt, current portion	10	10
Total current liabilities	6,146	10,823
Participating interests in export water supply	—	323
Debt, less current portion	3,942	3,950
Deferred tax liability, net	873	1,075
Lease obligations - operating leases, less current portion	6	62
Total liabilities	10,967	16,233
Commitments and contingencies
SHAREHOLDERS’ EQUITY:
Series B preferred shares: par value $0.001 per share, 25 million authorized; 432,513 issued and outstanding (liquidation preference of $432,513)	—	—
Common shares: par value 1/3 of $.01 per share, 40.0 million authorized; 24,054,843 and 23,980,645 outstanding, respectively	80	80
Additional paid-in capital	174,709	174,150
Accumulated deficit	(57,591)	(61,234)
Total shareholders’ equity	117,198	112,996
Total liabilities and shareholders’ equity	$128,165	$129,229

Company Information

Pure Cycle continues to diversify its operations, grow its balance sheet, and drive recurring revenues. We operate in three distinct business segments, each of which complements the other. At our core, we are an innovative and vertically integrated wholesale water and wastewater service provider. In 2017, we launched our land development segment which develops master planned communities on land we own and to which we provide water and wastewater services. In 2021, we launched our newest line of business, the rental of single-family homes located at Sky Ranch, which provides long-term recurring revenues, furthers our land development operations, and adds more customers to our water resource segment.

Additional information, including our recent press releases and SEC filings, is available at www.purecyclewater.com, or you may contact our President, Mark W. Harding, or our CFO, Kevin B. McNeill, at 303-292-3456 or info@purecyclewater.com. Be sure to follow Pure Cycle on Twitter @purecyclecorp.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are all statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future, such as statements about the following: our positioning to continue to grow through this market cycle; higher interest rates and stabilizing home prices; the completion and delivery of our rental units; timing of development at Sky Ranch; future tap sales; future home sales by our home builder customers; the affordability and low-cost of our products; the strength of the Sky Ranch market; forecasts about our fiscal 2023 sales of water to oil and gas operators; our sales of lots; and our expected financial results. The words "anticipate," "likely," "may," "should," "could," "will," "believe," "estimate," "expect," "plan," "intend" and similar expressions are intended to identify forward-looking statements. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Factors that could cause actual results to differ from projected results include, without limitation: home mortgage interest rates, inflation, and other factors impacting the housing market and home sales; the risk factors discussed in Part I, Item 1A of our most recent Annual Report on Form 10-K for the fiscal year ended August 31, 2022; and those factors discussed from time to time in our press releases, public statement and documents filed or furnished with the U.S. Securities and Exchange Commission. Except as required by law, we disclaim any obligation to update publicly any forward-looking statements, whether because of new information, future events or otherwise.

SOURCE: Pure Cycle Corporation